CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Hillman Capital Management Investment Trust and to the use of our report dated November 21, 2016 on the financial statements and financial highlights of The Hillman Fund (formerly The Hillman Focused Advantage Fund), a series of shares of beneficial interest in Hillman Capital Management Investment Trust.  Such financial statements and financial highlights appear in the September 30, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
January 30, 2017